Exhibit 99.1

ARMLOGI Holding Corp. Reports Third Quarter and First Nine Months OF Fiscal Year 2026 Financial Results

WALNUT, CA, May 13, 2026 (GlobeNewswire) -- Armlogi Holding Corp. (“Armlogi” or the “Company”) (Nasdaq: BTOC), a U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions related to warehouse management and order fulfillment, today reported its financial results for the third quarter and first nine months of fiscal year 2026, ended March 31, 2026.

For the first nine months of fiscal year 2026, total revenue increased 2.3% year-over-year to $142.7 million, driven by 19.9% growth in warehousing services revenue, which reached $55.5 million. Transportation services revenue declined 6.4% to $87.1 million, reflecting a continued shift in customer mix toward cross-border e-commerce platforms that bundle delivery services. The Company recorded a net loss of $15.4 million, or $(0.35) per basic and diluted share, for the nine-month period, compared with a net loss of $10.1 million, or $(0.24) per share, in the prior-year period. As of March 31, 2026, the Company operated twelve warehouses across the United States with an aggregate gross floor area of approximately 3.9 million square feet.

Third Quarter Fiscal Year 2026 Financial Highlights (Three Months Ended March 31, 2026)

●	Total revenue of $41.7 million, compared to $45.8 million in the prior-year quarter, representing a decrease of 9.1%.
●	Warehousing services revenue of $18.6 million, representing an increase of 7.3% year-over-year.
●	Transportation services revenue of $23.1 million, representing a decrease of 19.1% year-over-year, reflecting customer mix shift toward cross-border e-commerce platforms with bundled delivery services.
●	Gross loss of $1.9 million (gross margin of -4.5%), compared to gross profit of $0.3 million (gross margin of 0.6%) in the prior-year quarter, primarily reflecting temporary labor costs associated with significant inventory reorganization across the Company’s California warehouses during the quarter.
●	General and administrative expenses of $3.3 million, representing a decrease of 25.7% year-over-year.
●	Net loss of $5.1 million, or $(0.11) per basic and diluted share, compared to a net loss of $3.8 million, or $(0.09) per share, in the prior-year quarter.
●	Cash and restricted cash of $7.1 million as of March 31, 2026, compared to $13.6 million as of June 30, 2025.

First Nine Months Fiscal Year 2026 Financial Highlights (Nine Months Ended March 31, 2026)

●	Total revenue of $142.7 million, representing an increase of 2.3% year-over-year.
●	Warehousing services revenue of $55.5 million, representing an increase of 19.9% year-over-year, driven by expanded operations at the Company’s Georgia, Illinois, and Ontario, California facilities.
●	Transportation services revenue of $87.1 million, representing a decrease of 6.4% year-over-year.
●	Gross loss of $5.1 million (gross margin of -3.6%), compared to gross loss of $2.8 million (gross margin of -2.0%) in the prior-year period.
●	General and administrative expenses of $10.9 million, essentially flat compared to $10.8 million in the prior-year period.
●	Net loss of $15.4 million, or $(0.35) per basic and diluted share, compared to a net loss of $10.1 million, or $(0.24) per share, in the prior-year period.
●	Customer geographic diversification: PRC-based customers accounted for approximately 76% of total revenue for the nine months ended March 31, 2026, compared to approximately 87% in the prior-year period, reflecting continued broadening of the Company’s customer base.

Operational Discussion

During the first nine months of fiscal year 2026, Armlogi continued to advance its operational footprint and service mix. Warehousing services revenue grew 19.9% year-over-year, driven primarily by the ramp-up of warehouse operations at the Company’s facilities in Georgia, Illinois, and Ontario, California — locations that were added or substantially expanded during the prior fiscal year and continued to gain utilization during the current period. The Ontario, California facility became the second-highest revenue-generating warehouse in California during the period.

The decline in transportation services revenue reflects a structural shift in the cross-border e-commerce market. A growing proportion of the Company’s traditional customer base has been transferring outbound order fulfillment to selling platform-operated fulfillment programs, while emerging customer segments served through certain cross-border e-commerce platforms typically utilize delivery services bundled by those platforms. As a result, the Company’s transportation service volumes from these segments have declined, even as warehousing service utilization from these same segments has increased — and at higher per-order warehousing service rates than the Company’s traditional customer profile.

Gross margin pressure during the third quarter primarily reflected a significant inventory reorganization undertaken across the Company’s California warehouses, which generated a temporary increase of approximately $1.3 million in temporary labor expenses without a corresponding increase in revenue during the period.

These dynamics are taking place alongside the Company’s previously disclosed strategic initiatives, including the continued buildout of its internal middle-mile transportation network in Southern California and its ongoing investments in internal financial reporting and management infrastructure. The Company believes these initiatives are intended to support stronger operational discipline, enhanced management visibility, and improved unit economics over time.

Liquidity

As of March 31, 2026, the Company had cash and cash equivalents and restricted cash of $7.1 million, compared to $13.6 million as of June 30, 2025. Net cash used in operating activities for the nine months ended March 31, 2026 was $5.5 million, broadly consistent with the prior-year period.

Management Commentary

Aidy Chou, Chairman and Chief Executive Officer of Armlogi, commented, “The third quarter and first nine months of fiscal 2026 reflect a period of significant transition for Armlogi. Our warehousing services business continued to grow at a meaningful rate, driven by the ramp-up of newer facilities and a shift in customer mix toward higher-value service profiles. At the same time, we have faced headwinds in our transportation services business as the broader cross-border e-commerce market has continued to evolve. We are taking these challenges seriously and are responding with disciplined operational execution, ongoing investment in the network capacity and infrastructure required to support our long-term competitive position, and a clear focus on the financial and capital structure work needed to support the business through this transition.”

About Armlogi Holding Corp.

Armlogi Holding Corp., based in Walnut, CA, is a U.S.-based warehousing and logistics service provider offering a comprehensive suite of supply-chain solutions, including warehouse management and order fulfillment. The Company caters to cross-border e-commerce merchants seeking to establish U.S. market warehouses. With 12 warehouses totaling approximately 3.9 million square feet, the Company offers comprehensive one-stop warehousing and logistics services. The Company’s warehouses are equipped with facilities and technology to handle and store large, bulky items. Armlogi is a member of the Russell Microcap® Index. For more information, please visit www.armlogi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, our representatives may from time to time make forward-looking statements, orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our revenue and earnings growth; our business prospects and opportunities; and the expected benefits of our operational initiatives, including the expansion of our internal transportation network. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to successfully implement and scale our internal transportation network; the extent to which anticipated cost efficiencies and operational improvements are realized; our ability to keep pace with new technology and changing market needs; the competitive environment of our business; changes in demand for our services; and our dependence on third-party service providers. These and other factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. Forward-looking statements speak only as of the date of this press release, and except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions described above and in our SEC filings.

Company Contact:

info@armlogi.com

Investor Relations Contact:

Matthew Abenante, IRC

President

Strategic Investor Relations, LLC

Tel: 347-947-2093

Email: matthew@strategic-ir.com

**Tables Follow**

ARMLOGI HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2026 AND JUNE 30, 2025
(US$, except share data, or otherwise noted)

	March 31, 2026	June 30, 2025
	US$	US$
	Unaudited	Audited
Assets
Current assets
Cash and cash equivalents	2,668,304	9,190,277
Accounts receivable and other receivable, net of credit loss allowance of $594,869 and $594,869	18,392,275	22,207,500
Other current assets	783,826	998,925
Prepaid expenses	1,307,390	1,375,646
Loan receivables, net of credit loss allowance of $nil and $nil	1,681,245	3,893,563
Total current assets	24,833,040	37,665,911
Non-current assets
Restricted cash	4,398,412	4,387,550
Property and equipment, net	10,074,357	11,259,820
Intangible assets, net	22,259	54,627
Right-of-use assets – operating leases	102,118,310	115,361,185
Right-of-use assets – finance leases	1,408,755	745,547
Other non-current assets	883,125	739,555
Total assets	143,738,258	170,214,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	8,381,753	9,604,783
Contract liabilities	602,808	939,097
Accrued payroll liabilities	663,443	283,150
Convertible notes	-	5,292,749
Operating lease liabilities – current	35,351,135	29,280,907
Finance lease liabilities – current	759,787	386,327
Total current liabilities	45,758,926	45,787,013
Non-current liabilities
Operating lease liabilities – non-current	83,822,574	98,939,552
Finance lease liabilities – non-current	702,532	397,692
Total liabilities	130,284,032	145,124,257

Commitments and contingencies
Stockholders’ equity
Common stock, US$0.00001 par value, 100,000,000 shares authorized, 45,443,079 and 42,250,934 issued and outstanding as of March 31, 2026 and June 30, 2025, respectively	454	422
Additional paid-in capital	20,468,826	16,668,858
Retained earnings (Accumulated deficits)	(7,015,054)	8,420,658
Total stockholders’ equity	13,454,226	25,089,938
Total liabilities and stockholders’ equity	143,738,258	170,214,195

ARMLOGI HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2026 AND 2025
(US$, except share data, or otherwise noted)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025	Nine months Ended March 31, 2026	Nine months Ended March 31, 2025
	US$	US$	US$	US$
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue	41,678,009	45,844,322	142,694,036	139,469,900
Costs of services	43,543,277	45,566,202	147,813,653	142,315,578
Gross profit	(1,865,268)	278,120	(5,119,617)	(2,845,678)

Operating costs and expenses:
General and administrative	3,325,439	4,472,813	10,871,295	10,800,794
Total operating costs and expenses	3,325,439	4,472,813	10,871,295	10,800,794

Loss from operations	(5,190,707)	(4,194,693)	(15,990,912)	(13,646,472)

Other (income) expenses:
Other income, net	(159,603)	(718,025)	(1,200,475)	(2,488,346)
Loss on Disposal of Assets	—	—	—	43,625
Finance costs	36,373	278,385	628,839	367,382
Total other (income)	(123,230)	(439,640)	(571,636)	(2,077,339)

Loss before provision for income taxes	(5,067,477)	(3,755,053)	(15,419,276)	(11,569,133)

Current income tax expense	—	—	16,436	—
Deferred income tax (recovery) expense	—	—	—	(1,506,969)
Total income tax (recovery) expenses	—	—	16,436	(1,506,969)
Net loss	(5,067,477)	(3,755,053)	(15,435,712)	(10,062,164)
Total comprehensive loss	(5,067,477)	(3,755,053)	(15,435,712)	(10,062,164)

Basic & diluted net loss per share	(0.11)	(0.09)	(0.35)	(0.24)
Weighted average number of shares of common stock-basic and diluted	45,443,079	41,714,608	44,442,202	41,651,007

ARMLOGI HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2026 AND 2025 (UNAUDITED)
(US$, except share data, or otherwise noted)

	For The Nine months Ended March 31, 2026	For The Nine months Ended March 31, 2025
	US$	US$
	Unaudited	Unaudited
Cash Flows from Operating Activities:
Net loss	(15,435,712)	(10,062,164)
Adjustments for items not affecting cash:
Net loss from disposal of fixed assets	—	43,625
Depreciation of property and equipment and right-of-use assets-finance leases	2,568,088	1,983,166
Amortization	32,368	26,706
Non-cash operating leases expense	4,196,125	5,833,789
Current estimated credit loss	—	228,363
Accretion of convertible notes	527,251	344,925
Deferred income taxes	—	(1,536,455)
Interest income	(55,992)	(96,340)
Gain from settlement of commitment payable	—	(100,000)

Changes in operating assets and liabilities:
Accounts receivable and other receivables	3,815,225	(1,606,810)
Other current assets	215,099	(597,401)
Other non-current assets	(143,570)	252,001
Prepaid expenses	68,256	(75,557)
Accounts payable & accrued liabilities	(1,343,843)	(631,472)
Contract liabilities	(336,289)	191,665
Income tax payable	—	(57,589)
Accrued payroll liabilities	380,293	282,280
Net changes in derecognized ROU and operating lease liabilities	—	(63,874)
Net cash used in operating activities	(5,512,701)	(5,641,142)

Cash Flows from Investing Activities:
Purchase of property and equipment	(787,828)	(2,593,457)
Loan disbursements	(2,370,000)	(1,000,000)
Proceeds from loan repayments	4,638,310	2,036,705
Proceeds from sale of property and equipment	—	25,000
Net cash provided by (used in) investing activities	1,480,482	(1,531,752)

Cash Flows from Financing Activities:
Repayment to related parties	—	(350,209)
Repayment of commitment payable	—	(150,000)
Repayments of finance lease liabilities	(458,892)	(108,935)
Proceeds from convertible notes	—	8,092,473
Repayments of convertible notes	(2,020,000)	(850,000)
Net cash (used in) provided by financing activities	(2,478,892)	6,633,329
Net decrease in cash and cash equivalents and restricted cash	(6,511,111)	(539,565)
Cash and cash equivalents and restricted cash, beginning of the period	13,577,827	9,950,384
Cash and cash equivalents and restricted cash, end of the period	7,066,716	9,410,819
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same amounts shown in the Condensed Consolidated Statements of Cash Flows:
Cash and cash equivalents	2,668,304	5,631,247
Restricted cash – non-current	4,398,412	3,779,572
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Balance Sheets	7,066,716	9,410,819

Supplemental Disclosure of Cash Flows Information:
Cash paid for income tax	(24,900)	(87,074)
Cash paid for interest	—	(22,457)
Non-cash Transactions:
Right-of-use assets acquired in exchange for finance lease liabilities	1,137,192	—
Right-of-use assets acquired in exchange for operating lease liabilities	4,605,476	28,685,914
Increase (Decrease) in right-of-use assets due to remeasurement of lease terms	63,896	(884,394)
Shares issued for Investor Notices pursuant to SEPA by reducing the convertible notes	3,800,000	750,000
Shares issued to settle commitment fee	—	250,000